Exhibit 10.1

AMENDMENT NO. 1 TO

CONSULTING AGREEMENT

This AMENDMENT NO. 1 TO CONSULTING AGREEMENT (this “Amendment”), effective as of July 1, 2018 (the “Amendment Effective Date”), is by and between Agenus Inc., a Delaware corporation having an address at 149 Fifth Avenue, Suite 500, New York, NY 10010 (the “Company”), and Dr. Robert Stein, an individual currently residing at 7 Peter Cooper Rd., Apt 10-B, New York, NY 10010 (the “Consultant”) (each a “Party” and together the “Parties”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have those meanings attributed to them in the Agreement (as defined below).

WITNESSETH

WHEREAS, the Company and the Consultant are parties to that certain Consulting Agreement effective as of April 1, 2017 (the “Agreement”); and

WHEREAS, the Parties now wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.	Section 1.1 of the Agreement is hereby deleted and replaced with the following:

“Description of Services. Subject to the terms and conditions of this Agreement, Agenus hereby retains Consultant as a Senior Advisor, Research & Development, to its CEO, Dr. Garo Armen, and/or his designees, to provide scientific guidance and advisory services to Agenus and/or its Affiliates, and such other services as may be requested from time to time (collectively, the “Services”).  Consultant shall make himself available to Agenus and/or its Affiliates for up to 20 hours per week, including providing updates to the CEO at least bi-weekly, and participating in Agenus research personnel meetings upon request of the CEO or his designee.  Consultant shall perform the Services promptly and in compliance with the provisions of this Agreement and all applicable laws, rules and regulations, including if applicable, laws and regulations administered by the U.S. Food and Drug Administration (“FDA”) regarding the promotion and marketing of pharmaceutical products.  Consultant shall ensure that the Services are performed promptly and diligently. As used in this Agreement “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  As used in this Agreement, “control” means direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.”

2.	Section 2.1 of the Agreement is hereby deleted and replaced with the following:

“Compensation.  In exchange for the timely completion of Services during the Term, Agenus shall pay to Consultant a monthly retainer of $25,000 (the “Compensation”), and Consultant shall be entitled to continuation of vesting during the Term with respect to all equity incentive awards held by Consultant as of the Amendment Effective Date.  In the event of a Change of Control (as defined in the Employment Agreement) during the Term, all vesting of Consultant’s stock options will immediately be accelerated in full.  All payments for Compensation shall be made within 15 days following the end of each month Services are performed.  All monies to be paid under this Agreement shall be paid to Consultant in U.S. Dollars.  Consultant acknowledges and agrees that payments made hereunder are for Services performed by Consultant.  No payments shall be passed through to third parties on behalf of Agenus without a valid invoice or other written documentation between the Parties evidencing such payment arrangement.”

3.	Section 3.1 of the Agreement is hereby deleted and replaced with the following:

“Term.  This Amendment shall commence on the Amendment Effective Date and shall remain in effect for a period of 12 months, unless extended by mutual written agreement of the Parties, or earlier terminated in accordance with the provisions of this Article 3 (such 12-month period as it may be extended or terminated, the “Term”).”

4.	Section 3.2 of the Agreement is hereby deleted and replaced with the following:

“Termination.

(a)	The Parties may mutually agree to terminate this Agreement at any time.
(b)

Agenus may terminate this Agreement immediately upon written notice to Consultant (or his legal representative) in the event (i) of the death or legal incapacity of Consultant; (ii) that Consultant is otherwise no longer able to perform the Services; or (iii) if Consultant breaches any provision of Sections 1.2, 1.3, 1.4, 1.5 or Articles 4, 5 or 6.

(c)	Either Party may terminate this Agreement for convenience at any time upon 90 days’ prior written notice.”
5.	Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

6.

This Amendment may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflicts of law principles thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

AGENUS INC.	CONSULTANT
By:/s/ Garo H. Armen_________ Name: Garo H. Armen Title: Chairman & CEO	/s/ Robert Stein_________ Name: Dr. Robert Stein